UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 3, 2011

Neah Power Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (425) 424-3324

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On February 3, 2011, Neah Power Systems, Inc. (the “Company”) entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Investor Relations Services, Inc. (the “Purchaser”).  Pursuant to the Purchase Agreement, the Purchaser agreed to purchase 2,312,727 shares of the Company’s newly designated Series A Preferred Stock (the “Series A Preferred Stock”) in exchange for $127,200 or $0.055 per share.

The rights, preferences and privileges of the Series A Preferred Stock is summarized in Item 5.03, below, which is incorporated by reference into this Item 1.01.

The closing of the Purchase Agreement will take place on a day of the Company’s choosing within fifteen business days following the date the Purchase Agreement was signed.  The Company will provide the Purchaser notice at least 24 hours in advance of the closing date.

In accordance with the terms of the Series A Preferred Stock, the Purchaser will be entitled, after the issuance of the Series A Preferred Stock, to vote as a single class with the Company’s outstanding common stock (the “Common Stock”) only with respect to any proposal to increase the Company’s authorized Common Stock.  With respect to such a proposal, Purchaser is entitled to forty votes per share of the Series A Preferred Stock.  Accordingly, the Purchaser will be entitled to 92,509,080 votes or 53% of the Company’s voting power with respect to any proposal to increase the Company’s authorized Common Stock.

The summary description of the Purchase Agreement is qualified in its entirety by reference to the copy thereof that is attached as an exhibit to this report and is incorporated herein by reference.

Item 3.02.            Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 and Item 5.03 of this report is incorporated by reference into this Item 3.02.  The sale of the shares of the Series A Preferred Stock pursuant to the Purchase Agreement was made in a private placement transaction under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  The offering was not conducted in connection with a public offering and no public solicitation or advertisement was made or relied upon by the investors in connection with the offering.

Item 3.03.            Material Modification to Rights of Security Holders.

The information provided in response to Item 5.03 of this report is incorporated by reference into this Item 3.03.

Item 5.03.            Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 7, 2011, the Company filed a Certificate of Designation with the Nevada Secretary of State.  The Certificate of Designation sets forth the rights, preferences and privileges of the Company’s Series A Preferred Stock.  Pursuant to the Certificate of Designation, the Series A Preferred Stock has the following terms:

•
The Company may issue up to 2,500,000 of the Series A Preferred Stock.  The number of authorized shares of the Series A Preferred Stock may be increased or decreased by the Company’s board of directors.  However, the Company’s board of directors may not decrease the number of authorized Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding or those issuable upon the conversion of a convertible security.

•
The Series A Preferred Stock ranks on parity with the Company’s Common Stock and any class or series of capital stock of the Company later created specifically ranking by its terms on parity with the Series A Preferred Stock or Common Stock, in each case as to the distribution of the Company’s assets upon liquidation, dissolution or winding up of the Company.

•
In the event the Company declares a dividend payable to holders of any class of stock, the holder of each share of the Series A Preferred Stock will be entitled to receive a dividend equal to that payable to the holder of the number of shares of Common Stock that the Series A Preferred Stock is convertible on the record date for the dividend.

•
The Holders of the Series A Preferred Stock are not entitled to voting rights except for with respect to any proposal to increase the authorized Common Stock of the Company.  In the event of such a proposal, the holders of the Series A Preferred Stock shall vote together as a single class with the holders of the Company’s Common Stock and shall be entitled to forty votes per share of Series A Preferred Stock.  The voting rights with respect to a proposal to increase the authorized Common Stock expire on February 7, 2012.

•
The Series A Preferred Stock are convertible into the Company’s Common Stock at the sole option of the Company at any time.  The number of shares of Common Stock to be issued upon a conversion is calculated by, first, multiplying the number of Series A Preferred Stock being converted by the per share purchase price received by the Company for such Series A Preferred Stock, and then, dividing such number by the average closing bid price of the Common Stock during the seven trading days prior to the date the Series A Preferred Stock was issued to the holder.

The summary of the rights, preferences and privileges of the Series A Preferred Stock described above is qualified in its entirety by reference to the certificate of designation, a copy of which is attached as an exhibit to this report and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Designation of Series A Preferred Stock
10.1	Series A Preferred Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By:	/s/ Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer

Date:  February 9, 2011